Exhibit 10.5

Cash Bonus Plan for
Executive Officers of
Qualstar Corporation
For the Fiscal Year Ending June 30, 2007

Executive Officers of Qualstar Corporation are entitled to receive cash bonuses if the Company achieves stated levels of consolidated revenue and pre-tax profits for the fiscal year ending June 30, 2007, excluding the effects of acquisitions, if any, made during the fiscal year. The Company’s Board of Directors reserves the right to modify this bonus plan from time to time, if appropriate, in the event of extraordinary circumstances.

For all executive officers other than the Vice President of Sales, the potential cash bonuses will be as follows: (1) from 0% of base salary if consolidated revenue is less than $22 million for the fiscal year ending June 30, 2007, to a maximum of 20% of base salary if consolidated revenue is more than $38 million for the fiscal year ending June 30, 2007; plus (2) an additional bonus ranging from 0% of base salary if the Company is not profitable for the fiscal year ending June 30, 2007, to a maximum of 20% of base salary if consolidated pre-tax profits are more than 19% of consolidated revenue for the fiscal year ending June 30, 2007. Bonuses will be paid during the first fiscal quarter following completion of the fiscal year based on the actual revenue and pre-tax profit levels achieved for that year and provided that the executive is still employed by the Company as of the date of payment.

For the Vice President of Sales, the potential cash bonuses will be as follows: (1) from $3,000 if consolidated revenue, excluding revenue from sales of power supplies, is $20 million, up to $75,000 if consolidated revenue, excluding revenue from sales of power supplies, is $35 million; plus (2) an additional bonus ranging from 0% of base salary if consolidated pre-tax profits, including profits from sales of power supplies, are less than 5% of consolidated revenue for the fiscal year ending June 30, 2007, to a maximum of 15% of base salary if consolidated pre-tax profits, including profits from sales of power supplies, are more than 19% of consolidated revenue for the fiscal year ending June 30, 2007. His bonus will be computed quarterly based on an estimate of full year revenues and pre-tax profits and paid during the following quarter provided that he is still employed by the Company as of the date of payment. After completion of the fiscal year, his bonus will be calculated based on the actual revenue and pre-tax profit levels achieved for that year, and any adjustments to the estimated bonus payments will be made at that time.